Effective October 31, 2023 REDWIRE CORPORATION CLAWBACK POLICY INTRODUCTION The Board of Directors (the “Board”) of Redwire Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that both emphasizes accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). ADMINISTRATION This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board of the Company, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals. COVERED EXECUTIVES This Policy applies to the Company’s current and former “executive officers,” as that term is defined for purposes of the Securities Exchange Act of 1934, as amended (“Covered Executives”). RECOUPMENT; ACCOUNTING RESTATEMENT In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under federal securities laws, the Board will assess whether the Company should seek to recover any excess “Incentive Compensation” received by any Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. INCENTIVE COMPENSATION For purposes of this Policy, Incentive Compensation means any of the following, provided that such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure: • annual bonuses and other short- and long-term cash incentives; • stock options; • stock appreciation rights; • restricted stock; • restricted stock units; • performance shares; and Exhibit 97

• performance units. Financial reporting measures include: • the Company’s stock price; • the Company’s total shareholder return (changes in stock price and dividends); • revenues; • gross profit; • net income; • EBITDA; • Adjusted EBITDA; • Unadjusted EBITDA; • funds from operations; • liquidity measures such as working capital, operating cash flow or free cash flow; • return measures such as return on invested capital or return on assets; and • earnings per share. EXCESS INCENTIVE COMPENSATION: AMOUNT SUBJECT TO RECOVERY The maximum amount to be recovered (the “Maximum Amount”) will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board using criteria set forth in Rule 10D-1 of the Securities Exchange Act or in New York Stock Exchange rules. The Board will determine, in its sole discretion, the amount of excess Incentive Compensation received by a Covered Executive that it will seek to recover, if any, up to the Maximum Amount. If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. In making such determination, the Board may consider, in its sole discretion, such factors as it deems appropriate in making its determination, including, without limitation, whether such Covered Executive engaged in fraud or intentional misconduct which contributed to the need for a restatement. METHOD OF RECOUPMENT The Board will recover reasonably promptly any excess executive compensation it determines should be recouped. The Board will determine, in its sole discretion, the method for recouping excess Incentive Compensation hereunder, which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. NO INDEMNIFICATION The Company shall not indemnify any Covered Executives against the loss of any excess Incentive Compensation. INTERPRETATION The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. EFFECTIVE DATE This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date. AMENDMENT; TERMINATION The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any applicable regulations adopted by the Securities and Exchange Commission and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time. OTHER RECOUPMENT RIGHTS The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into by any Covered Executives on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require such Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. SUCCESSORS This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.